Exhibit 3.3

OGE ENOGEX GP LLC
CERTIFICATE OF FORMATION
OF
LIMITED LIABILITY COMPANY

        FIRST:    The name of the Limited Liability Company is:

OGE Enogex GP LLC

        SECOND:    The address of the Limited Liability Company's registered office and the name and address of the registered agent for service of process is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

        THIRD:    The Limited Liability Company shall exist for a period of perpetual existence from and after the date the Delaware Secretary of State issues a Certificate of Formation, unless dissolved earlier by law.

[Signature on the Following Page]

        IN WITNESS WHEREOF, the undersigned, being an authorized person of the Limited Liability Company, has executed, signed and acknowledged this Certificate of Formation this 30th day of May, 2007.

OGE ENOGEX HOLDINGS LLC
By:	OGE ENERGY CORP., as Sole Member
	By:	/s/ JAMES R. HATFIELD
	Name:	James R. Hatfield
	Title:	Senior Vice President and Chief Financial Officer